EXHIBIT 23


                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-18921, 333-66077 and 333-74961) and in the Registration Statements on Form S-8 (File Nos. 2-90727, 33-21853, 33-26239, 33-47547, 33-59233, 333-00575, 333-03245 and 333-18269) of Tribune Company of
our report dated January 21, 2000, except as to Note 17, which is as of February 14, 2000, which appears in the 1999 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report, dated January 21, 2000, except as to
Note 17, which is as of February 14, 2000, relating to the Financial Statement Schedule, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Chicago, Illinois
March 13, 2000